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                                                                   EXHIBIT 10.29

June 21, 2002


John Fleming
74 Andover Street
Wilmington, MA 01887
john@mm74.com

Dear John:

We are very pleased to offer you the opportunity to work as an employee at-will of MatrixOne as Senior Vice President, World Wide Marketing reporting to Mark O'Connell, President and Chief Executive Officer. Your starting salary for this exempt position will be $7,500.00 bi-weekly (26 pay periods), which is equivalent to $195,000.00 per year. Your start date will be July 1, 2002. You will be working from our Westford office.

In addition to your base salary, you will also be eligible to participate in the MatrixOne Executive Incentive Compensation Plan that is valued at approximately $80,000.00 on an annual basis. Annual incentive compensation is awarded for the achievement of company and individual objectives. The allocated portions of the targeted incentive for your position are 50% for company performance and 50% for individual performance. This will be prorated based on your actual start date. The full details covering this Plan will be outlined for you shortly after the start of your employment.

You will also be granted 150,000 stock options in addition to the above compensation. Please note that the option grant is subject to the approval of the Board of Directors. The options will vest quarterly and will be 100% vested at the completion of a four-year period.

MatrixOne, Inc. offers a comprehensive insurance program designed to provide protection for its employees and their families. The package includes Basic Life, Accidental Death and Dismemberment, Medical, Dental, Vision, Short and Long Term Disability. In addition, the Company also provides a 401(K) Retirement Savings Plan and a Stock Purchase Plan, and will provide four weeks paid vacation within your first year of employment.

Please note that while all positions with the Company are deemed employee at-will, MatrixOne will provide you with six months of severance pay based on your target earnings at the most current rate of pay should your employment be terminated for any reason other than cause. In order to receive the aforementioned severance pay, you will be required to execute a comprehensive release in a form and scope acceptable to the Company. The company will also continue medical and dental coverage under COBRA and will pay the premium for such continued coverage during the severance period.

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                                [MATRIXONE LOGO]

As a condition of this offer you will be required to read and acknowledge the enclosed Employee Secrecy, Invention and Non-Compete Agreement. By signing this document you agree that your employment shall not cause you to use, distribute or in any other way disclose confidential or proprietary information or material from your employer or any third party.

You will also be required to provide documentation to verify your employment eligibility in the United States. Enclosed please find a list of acceptable documents you will need to have with you on your first day of employment.

John, it is a pleasure to welcome you to the Matrix team. If in agreement with this offer, please sign the original and return it with the Employee Secrecy/Non-Compete Agreement and the Application for Employment to Human Resources attn: Stephanie Pajot or if you wish, you may also fax your signed offer letter to the confidential HR fax (978)589-5703. Please do not hesitate to contact me at (978)589-4229 if you have any questions regarding this offer.

Sincerely,


/s/ Jane Seitz
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Jane Seitz
Senior Vice President, Human Resources

Enclosures

Offer accepted by:         /s/ John Fleming          6/23/2002
                           -----------------         -------------------
                           John Fleming              Date